UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	May 12, 2010

AMBASSADORS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

2101 4th Avenue, Suite 210 Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(206) 292-9606

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on November 12, 2009, the Company received a Nasdaq Staff Deficiency Letter from the Nasdaq Stock Market Listing Qualifications Department indicating that the Company had failed to meet the minimum bid price requirement of $1.00 for continued listing on the NASDAQ Global Market as set forth in Marketplace Rule 5450(a)(1) (the “Minimum Bid Requirement”).  The letter gave the Company notice that the bid price of its common shares had closed under $1.00 for 30 consecutive business days.  The letter gave the Company until May 11, 2010 to regain compliance with the Minimum Bid Requirement.  To regain compliance, the closing bid price of the Company’s common shares would have to meet or exceed the Minimum Bid Requirement for at least ten consecutive business days.

As anticipated, on May 12, 2010, the Company received a Nasdaq Staff Determination Letter indicating that the Company had not regained compliance with the Minimum Bid Requirement.  The May 12, 2010 letter further indicated that trading of the Company’s common stock will be suspended at the opening of business on May 21, 2010, and that the Company’s common stock will be removed from listing on the NASDAQ Global Market.  The letter also indicated that if the Company requests a hearing to appeal the staff’s determination by May 19, 2010, the suspension will be stayed.

The Company plans to request a hearing before a Nasdaq Hearings Panel to appeal the staff’s delisting determination.  As noted above, the request for a hearing will stay the suspension of the Company’s common stock pending the issuance of the panel’s written decision.  Accordingly, the Company’s common stock is expected to continue to be traded on the NASDAQ Global Market pending the conclusion of the appeal process.  There can be no assurance that the panel will grant the Company’s request for a hearing or for continued listing.

The board of directors of the Company is considering implementing a reverse stock split to achieve the Minimum Bid Requirement, but has not yet made a final determination.  Any such action may require stockholder approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 13, 2010

AMBASSADORS INTERNATIONAL, INC.

By:	/s/ Mark Detillion
Name: Mark Detillion Title: Chief Financial Officer